Exhibit 99.6

February 13, 2019

Flex Pharma, Inc.

31 St. James Avenue, 6th Floor

Boston, MA 02116

Consent to Reference in Proxy Statement/Prospectus/Information Statement

Flex Pharma, Inc. (the “Company”) is filing a Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 of the Securities Act, to the reference to me in the proxy statement/prospectus/information statement included in such Registration Statement as a future member of the board of directors of the Company, such appointment to commence upon the effective time of the merger described in the proxy statement/prospectus/information statement.

Sincerely,

/s/ Bruce John McCreedy, Jr.

Bruce John McCreedy, Jr.